                                                                 EXHIBIT 3.30


                           THE COMPANIES ACTS 1985 AND 1989


                     ___________________________________________

                          PRIVATE COMPANY LIMITED BY SHARES
                     ____________________________________________




                               ARTICLES OF ASSOCIATION


                                          OF


                               TRIM ENGINEERING LIMITED





                      ________________________________________

                            (Incorporated on 7 May 1962)
                      ________________________________________



                               Company Number: 723273

                                  TABLE OF CONTENTS


PRELIMINARY                                                                 1

INTERPRETATION                                                              1
       1.     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .1

SHARE CAPITAL                                                               3
       2.     Shares with special rights . . . . . . . . . . . . . . . . . .3
       3.     Allotment. . . . . . . . . . . . . . . . . . . . . . . . . . .3
       4.     Redeemable shares. . . . . . . . . . . . . . . . . . . . . . .3
       5.     Commissions. . . . . . . . . . . . . . . . . . . . . . . . . .4
       6.     Trusts not recognised. . . . . . . . . . . . . . . . . . . . .4

VARIATION OF RIGHTS                                                         4
       7.     Method of varying rights . . . . . . . . . . . . . . . . . . .4
       8.     When rights deemed to be varied. . . . . . . . . . . . . . . .4

SHARE CERTIFICATES                                                          4
       9.     Members' rights to  certificates . . . . . . . . . . . . . . .4
       10.    Replacement certificates . . . . . . . . . . . . . . . . . . .5

LIEN                                                                        5
       11.    Company to have lien on shares . . . . . . . . . . . . . . . .5
       12.    Enforcement of lien by sale. . . . . . . . . . . . . . . . . .5
       13.    Giving effect to sale. . . . . . . . . . . . . . . . . . . . .5
       14.    Application of  proceeds . . . . . . . . . . . . . . . . . . .5

CALLS ON SHARES                                                             5
       15.    Power to make calls. . . . . . . . . . . . . . . . . . . . . .5
       16.    Time when call  made . . . . . . . . . . . . . . . . . . . . .6
       17.    Liability of joint holders . . . . . . . . . . . . . . . . . .6
       18.    Interest payable . . . . . . . . . . . . . . . . . . . . . . .6
       19.    Deemed calls . . . . . . . . . . . . . . . . . . . . . . . . .6
       20.    Differentiation on calls . . . . . . . . . . . . . . . . . . .6
       21.    Payment of calls in advance. . . . . . . . . . . . . . . . . .6

FORFEITURE AND SURRENDER                                                    6
       22.    Notice requiring payment of call . . . . . . . . . . . . . . .6
       23.    Forfeiture for  non-compliance . . . . . . . . . . . . . . . .7
       24.    Sale of forfeited shares . . . . . . . . . . . . . . . . . . .7
       25.    Liability following forfeiture . . . . . . . . . . . . . . . .7
       26.    Surrender. . . . . . . . . . . . . . . . . . . . . . . . . . .7
       27.    Extinction of rights . . . . . . . . . . . . . . . . . . . . .7
       28.    Evidence of forfeiture . . . . . . . . . . . . . . . . . . . .7

TRANSFER OF SHARES                                                          8
       29.    Form and execution of transfer . . . . . . . . . . . . . . . .8
       30.    Restrictions on transfer . . . . . . . . . . . . . . . . . . .8
       31.    Invalid transfers. . . . . . . . . . . . . . . . . . . . . . .8
       32.    Notice of refusal to register. . . . . . . . . . . . . . . . .8
       33.    Suspension of  registration  . . . . . . . . . . . . . . . . .9
       34.    No fee payable on registration . . . . . . . . . . . . . . . .9
       35.    Retention of transfers . . . . . . . . . . . . . . . . . . . .9

TRANSMISSION OF SHARES                                                      9
       36.    Transmission . . . . . . . . . . . . . . . . . . . . . . . . .9
       37.    Elections following transmission . . . . . . . . . . . . . . .9
       38.    Rights of persons entitled by transmission . . . . . . . . . .9

ALTERATION OF SHARE CAPITAL                                                 10
       39.    Alterations permitted by ordinary resolution . . . . . . . . .10
       40.    New shares subject to these Articles . . . . . . . . . . . . .10
       41.    Fractions arising. . . . . . . . . . . . . . . . . . . . . . .10
       42.    Power to reduce capital  . . . . . . . . . . . . . . . . . . .10

PURCHASE OF OWN SHARES                                                      11
       43.    Power to purchase own shares . . . . . . . . . . . . . . . . .11

GENERAL MEETINGS                                                            11
       44.    Types of general meeting . . . . . . . . . . . . . . . . . . .11
       45.    Annual general meetings  . . . . . . . . . . . . . . . . . . .11
       46.    Class meetings . . . . . . . . . . . . . . . . . . . . . . . .11
       47.    Convening general meetings . . . . . . . . . . . . . . . . . .11

NOTICE OF GENERAL MEETINGS                                                  12
       48.    Period of notice . . . . . . . . . . . . . . . . . . . . . . .12
       49.    Provision of notice  . . . . . . . . . . . . . . . . . . . . .12
       50.    Contents of notice . . . . . . . . . . . . . . . . . . . . . .12
       51.    Accidental omission to give notice . . . . . . . . . . . . . .13

PROCEEDINGS AT GENERAL MEETINGS                                             13
       52.    Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
       53.    If quorum not present  . . . . . . . . . . . . . . . . . . . .13
       54.    Chairman . . . . . . . . . . . . . . . . . . . . . . . . . . .13
       55.    Directors entitled to speak  . . . . . . . . . . . . . . . . .13
       56.    Adjournments . . . . . . . . . . . . . . . . . . . . . . . . .13
       57.    Amendments to resolutions  . . . . . . . . . . . . . . . . . .14
       58.    Methods of voting  . . . . . . . . . . . . . . . . . . . . . .14
       59.    Declaration of result  . . . . . . . . . . . . . . . . . . . .14
       60.    Withdrawal of demand for poll  . . . . . . . . . . . . . . . .14
       61.    Conduct of poll  . . . . . . . . . . . . . . . . . . . . . . .15

       62.    Chairman's casting vote  . . . . . . . . . . . . . . . . . . .15
       63.    When poll to be taken  . . . . . . . . . . . . . . . . . . . .15
       64.    Notice of poll . . . . . . . . . . . . . . . . . . . . . . . .15
       65.    Effectiveness of special and extraordinary resolutions . . . .15
       66.    Resolutions in writing . . . . . . . . . . . . . . . . . . . .15

VOTES OF MEMBERS                                                            15
       67.    Right to vote  . . . . . . . . . . . . . . . . . . . . . . . .15
       68.    Votes of joint holders . . . . . . . . . . . . . . . . . . . .15
       69.    Member under incapacity  . . . . . . . . . . . . . . . . . . .16
       70.    Calls in arrears . . . . . . . . . . . . . . . . . . . . . . .16
       71.    Objection to voting  . . . . . . . . . . . . . . . . . . . . .16
       72.    Supplementary provisions on voting . . . . . . . . . . . . . .16

PROXIES AND CORPORATE REPRESENTATIVES                                       16
       73.    Appointment of proxy . . . . . . . . . . . . . . . . . . . . .16
       74.    Form of proxy - standard . . . . . . . . . . . . . . . . . . .16
       75.    Form of proxy - each way . . . . . . . . . . . . . . . . . . .17
       76.    Voting by appointor  . . . . . . . . . . . . . . . . . . . . .17
       77.    Delivery of form of proxy  . . . . . . . . . . . . . . . . . .17
       78.    Validity of form of proxy  . . . . . . . . . . . . . . . . . .18
       79.    Corporate representatives  . . . . . . . . . . . . . . . . . .18
       80.    Revocation of authority  . . . . . . . . . . . . . . . . . . .18

NUMBER OF DIRECTORS                                                         18
       81.    Limits on number of directors  . . . . . . . . . . . . . . . .18

APPOINTMENT AND RETIREMENT OF DIRECTORS                                     18
       82.    No retirement by rotation  . . . . . . . . . . . . . . . . . .18
       83.    Eligibility for election . . . . . . . . . . . . . . . . . . .18
       84.    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
       85.    Additional powers of the Company . . . . . . . . . . . . . . .19
       86.    Appointment by board . . . . . . . . . . . . . . . . . . . . .19
       87.    Age limit  . . . . . . . . . . . . . . . . . . . . . . . . . .19
       88.    No share qualification . . . . . . . . . . . . . . . . . . . .19

ALTERNATE DIRECTORS                                                         20
       89.    Power to appoint alternates  . . . . . . . . . . . . . . . . .20
       90.    Alternates entitled to receive notice  . . . . . . . . . . . .20
       91.    Alternates representing more than one director . . . . . . . .20
       92.    Expenses and remuneration of alternates  . . . . . . . . . . .20
       93.    Termination of appointment . . . . . . . . . . . . . . . . . .20
       94.    Method of appointment and revocation . . . . . . . . . . . . .20
       95.    Alternate not an agent of appointor  . . . . . . . . . . . . .21

POWERS OF THE BOARD                                                         21
       96.    Business to be managed by board  . . . . . . . . . . . . . . .21

DELEGATION OF POWERS OF THE BOARD                                           21
       97.    Committees of the board  . . . . . . . . . . . . . . . . . . .21
       98.    Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
       99.    Offices including the title "director" . . . . . . . . . . . .21

DISQUALIFICATION AND REMOVAL OF DIRECTORS                                   22
       100.   Disqualification . . . . . . . . . . . . . . . . . . . . . . .22
       101.   Power of Company to remove director  . . . . . . . . . . . . .22

REMUNERATION OF NON-EXECUTIVE DIRECTORS                                     23
       102.   Ordinary remuneration  . . . . . . . . . . . . . . . . . . . .23
       103.   Additional remuneration for special services . . . . . . . . .23

DIRECTORS' EXPENSES                                                         23
       104.   Directors may be paid expenses . . . . . . . . . . . . . . . .23

EXECUTIVE DIRECTORS                                                         23
       105.   Appointment to executive office  . . . . . . . . . . . . . . .23
       106.   Termination of appointment to executive office . . . . . . . .23
       107.   Emoluments to be determined by the board . . . . . . . . . . .24

DIRECTORS' INTERESTS                                                        24
       108.   Directors may contract with the Company  . . . . . . . . . . .24
       109.   Notification of interests  . . . . . . . . . . . . . . . . . .24
       110.   Exercise by Company of voting rights . . . . . . . . . . . . .25

GRATUITIES, PENSIONS AND INSURANCE                                          25
       111.   Gratuities and pensions  . . . . . . . . . . . . . . . . . . .25
       112.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .25
       113.   Directors not liable to account  . . . . . . . . . . . . . . .25

PROCEEDINGS OF DIRECTORS                                                    25
       114.   Convening meetings . . . . . . . . . . . . . . . . . . . . . .25
       115.   Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
       116.   Powers of directors if number falls below minimum  . . . . . .26
       117.   Chairman and deputy chairman . . . . . . . . . . . . . . . . .26
       118.   Validity of acts of the board  . . . . . . . . . . . . . . . .26
       119.   Resolutions in writing . . . . . . . . . . . . . . . . . . . .26
       120.   Meetings by telephone, etc.  . . . . . . . . . . . . . . . . .26
       121.   Directors' power to vote on contracts
                in which they are interested   . . . . . . . . . . . . . . .27
       122.   Exclusion of director from quorum  . . . . . . . . . . . . . .27
       123.   Amendment of restrictions on voting  . . . . . . . . . . . . .27
       124.   Division of proposals  . . . . . . . . . . . . . . . . . . . .27
       125.   Decision of chairman final and conclusive  . . . . . . . . . .27

SECRETARY                                                                   28
       126.   Appointment and removal of secretary . . . . . . . . . . . . .28

MINUTES                                                                     28
       127.   Minutes required to be kept  . . . . . . . . . . . . . . . . .28

THE SEAL                                                                    28
       128.   Authority required for use of seal . . . . . . . . . . . . . .28
       129.   Official seal for use abroad . . . . . . . . . . . . . . . . .28
       130.   Execution of instrument as a deed under hand . . . . . . . . .28
       131.   Delivery of deeds  . . . . . . . . . . . . . . . . . . . . . .28

CERTIFICATION                                                               29
       132.   Certified copies . . . . . . . . . . . . . . . . . . . . . . .29

DIVIDENDS                                                                   29
       133.   Declaration of dividends . . . . . . . . . . . . . . . . . . .29
       134.   Interim dividends  . . . . . . . . . . . . . . . . . . . . . .29
       135.   Apportionment of dividends . . . . . . . . . . . . . . . . . .29
       136.   Dividends in specie  . . . . . . . . . . . . . . . . . . . . .29
       137.   Permitted deductions . . . . . . . . . . . . . . . . . . . . .30
       138.   Procedure for payment  . . . . . . . . . . . . . . . . . . . .30
       139.   Interest not payable . . . . . . . . . . . . . . . . . . . . .30
       140.   Forfeiture of unclaimed dividends  . . . . . . . . . . . . . .30

CAPITALISATION                                                              30
       141.   Power to capitalise  . . . . . . . . . . . . . . . . . . . . .30

RECORD DATES                                                                31
       142.   Record dates for dividends, etc. . . . . . . . . . . . . . . .31

ACCOUNTS                                                                    31
       143.   Rights to inspect records  . . . . . . . . . . . . . . . . . .31
       144.   Delivery of balance sheets and profit and loss accounts  . . .32

NOTICES                                                                     32
       145.   When notice required to be in writing  . . . . . . . . . . . .32
       146.   Method of giving notice  . . . . . . . . . . . . . . . . . . .32
       147.   Deemed receipt of notice . . . . . . . . . . . . . . . . . . .32
       148.   Notice to persons entitled by transmission . . . . . . . . . .32
       149.   Notice to persons entitled by death or bankruptcy  . . . . . .33
       150.   Transferees etc. bound by prior notice . . . . . . . . . . . .33
       151.   When notices deemed served . . . . . . . . . . . . . . . . . .33

WINDING UP                                                                  33
       152.   Liquidator may distribute in specie  . . . . . . . . . . . . .33
       153.   Disposal of assets by liquidator . . . . . . . . . . . . . . .34

INDEMNITY                                                                   34
       154.   Indemnity to directors, officers, etc. . . . . . . . . . . . .34

COMPANY NO.: 723273



                           THE COMPANIES ACTS 1985 AND 1989

                          PRIVATE COMPANY LIMITED BY SHARES


                               ARTICLES OF ASSOCIATION

                                          OF

                               TRIM ENGINEERING LIMITED

                             (INCORPORATED ON 7 MAY 1962)

                                     PRELIMINARY

THE REGULATIONS IN TABLE A IN THE COMPANIES (TABLES A-F) REGULATIONS IN FORCE AT THE DATE OF THE INCORPORATION OF THE COMPANY SHALL NOT APPLY TO THE COMPANY.


                                    INTERPRETATION

1.     DEFINITIONS
IN THESE ARTICLES, EXCEPT WHERE THE SUBJECT OR CONTEXT OTHERWISE REQUIRES, THE WORDS DEFINED IN THE FIRST COLUMN OF THE FOLLOWING TABLE SHALL BEAR THE MEANINGS SET OPPOSITE THEM RESPECTIVELY IN THE SECOND COLUMN.

THE ACT means The Companies Act 1985 including any modification or re-enactment thereof for the time being in force.

THESE ARTICLES means these articles of association as altered from time to time by special resolution.

THE AUDITORS means the auditors for the time being of the Company.

THE BOARD means the directors or any of them acting as the board of directors of the Company.

CLEAR DAYS means the period excluding the day when a notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

THE COMPANIES ACTS has the meaning ascribed thereto by section 744 of the Act and any enactment passed after those Acts which may, by virtue of that or any other such enactment, be cited together with those Acts as the "Companies Acts" (with or without the addition of an indication of the date of any such enactment).

A DIRECTOR means a director of the Company.

DIVIDEND means Dividend or bonus.

THE HOLDER means in relation to any shares the member whose name is entered in the register as the holder of such shares.

A MEMBER means a member of the Company.

THE MEMORANDUM means the memorandum of association of the Company as amended from time to time.

THE OFFICE means the registered office of the Company.

PAID means paid or credited as paid.

THE REGISTER means the register of members of the Company.

THE SEAL means the common seal of the Company and includes any official seal kept by the Company by virtue of section 39 or 40 of the Act.

THE SECRETARY means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary.

THE UNITED KINGDOM means Great Britain and Northern Ireland.

References to a document being executed include references to its being executed under hand or under seal or by any other method.

References to writing include references to any visible substitute for writing and to anything partly in one form and partly in another form.

Words denoting the singular number include the plural number and vice versa; words denoting the masculine gender include the feminine gender; and words denoting persons include corporations.

Save as aforesaid any words or expressions defined in the Act (but excluding any statutory modification thereof not in force at the date of adoption of these Articles) shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Subject to the preceding paragraph, references to any provision of any enactment or of any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

Headings are inserted for convenience only and do not affect the construction of these Articles.

In these Articles, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto; (b) the word "board" in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more directors, any director holding executive office and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated; (c) no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and (d) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power.

                                    SHARE CAPITAL

2.     SHARES WITH SPECIAL RIGHTS
Subject to the provisions of the Companies Acts and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, subject to and in default of such determination, as the board shall determine.

3.     ALLOTMENT
Any shares proposed to be issued after the date of adoption of these Articles shall first be offered to the members in proportion as nearly as may be to the number of the existing shares held by them respectively unless the Company shall by Special Resolution otherwise direct. The offer shall be made by notice specifying the number of shares offered, and limiting a period (not being less than fourteen days) within which the offer, if not accepted, will be deemed to be declined. After the expiration of that period, those shares so deemed to be declined shall be offered in the proportion aforesaid to the persons who have, within the said period, accepted all the shares offered to them; such further offer shall be made in the same manner and limited by a like period as the original offer. Any shares not accepted pursuant to such offer or further offer as aforesaid or not capable of being offered as aforesaid except by way of fractions and any shares released from the provisions of this Article by such Special Resolution as aforesaid shall be under the control of the directors, who may allot, grant options over or otherwise dispose of the same to such persons, on such terms, and in such manner as they think fit, provided that, in the case of shares not accepted as aforesaid, such shares shall not be disposed of on terms which are more favourable to the subscribers thereof than the terms on which they were offered to the members. Subject to this Clause the directors are unconditionally authorised for the purposes of Section 80 of the Act, to allot, grant options over, or otherwise dispose of relevant securities up to the amount of the share capital as at the date of adoption of these Articles at any time or times during the period of five years from the date of adoption and at any time thereafter pursuant to any offer or agreement made by the Company before the expiry of this authority. Sub-sections 89(1) and 90(1) inclusive of the Act shall be excluded from applying to the Company.

4.     REDEEMABLE SHARES
Subject to the provisions of the Companies Acts, and without prejudice to any rights attached to any existing shares or class of shares, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder on such terms and in such manner as may be provided by these Articles.

5.     COMMISSIONS
The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Acts. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

6.     TRUSTS NOT RECOGNISED
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and (except as otherwise provided by these Articles or by law) the Company shall not be bound by or recognise any interest in any share (or in any fractional part of a share) except an absolute right to the entirety thereof in the holder.


                                 VARIATION OF RIGHTS

7.     METHOD OF VARYING RIGHTS
Subject to the provisions of the Companies Acts, if at any time the capital of the Company is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated, whether or not the Company is being wound up, either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class (but not otherwise).

8.     WHEN RIGHTS DEEMED TO BE VARIED
For the purposes of this Article, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights shall be deemed to be varied by the reduction of the capital paid up on those shares otherwise than by a purchase or redemption by the Company of its own shares and by the allotment of other shares ranking in priority for payment of a dividend or in respect of capital or which confer on the holders voting rights more favourable than those conferred by such first mentioned shares, but shall not otherwise be deemed to be varied by the creation or issue of other shares ranking pari passu with, or subsequent to, such first mentioned shares or by the purchase or redemption by the Company of any of its own shares.


                                  SHARE CERTIFICATES

9.     MEMBERS' RIGHTS TO  CERTIFICATES
Every member, upon becoming the holder of any shares, shall be entitled, without payment, to one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of such holding) or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the board may from time to time determine. Every certificate shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon and, where the Company has adopted a seal, sealed with the seal. The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. Shares of different classes may not be included in the same certificate.

10.    REPLACEMENT CERTIFICATES
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity (with or without security) and payment of any exceptional out-of-pocket expenses reasonably incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the board may determine but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.


                                         LIEN

11.    COMPANY TO HAVE LIEN ON SHARES
The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys payable to the Company (whether presently or not) in respect of that share. The board may at any time (generally or in particular cases) waive any lien or declare any share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a share shall extend to any amount (including dividends) payable in respect of it.

12.    ENFORCEMENT OF LIEN BY SALE
The Company may sell, in such manner as the board determines, any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of law, demanding payment and stating that if the notice is not complied with the shares may be sold.

13.    GIVING EFFECT TO SALE
To give effect to any such sale the board may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in relation to the sale.

14.    APPLICATION OF  PROCEEDS
The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the sum in respect of which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.


                                   CALLS ON SHARES

15.    POWER TO MAKE CALLS
Subject to the terms of allotment, the board may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least fourteen clear days' notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and the time fixed for payment of a call may be postponed in whole or part as the board may determine. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

16.    TIME WHEN CALL  MADE
A call shall be deemed to have been made at the time when the resolution of the board authorising the call was passed.

17.    LIABILITY OF JOINT HOLDERS
The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

18.    INTEREST PAYABLE
If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, such rate, not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined by the Act), as may be determined by the board, but the board may waive payment of such interest wholly or in part.

19.    DEEMED CALLS
An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment, and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

20.    DIFFERENTIATION ON CALLS
Subject to the terms of allotment, the board may make arrangements on the issue of shares for a difference between the allottees and/or holders in the amounts and times of payment of calls on their shares.

21.    PAYMENT OF CALLS IN ADVANCE
The board may, if it thinks fit, receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him and such payment in advance of calls shall extinguish PRO TANTO the liability upon the shares in respect of which it is made, and may pay upon all or any of the moneys so advanced (until the same would but for such advance become presently payable) interest at such rate not exceeding (unless the Company by ordinary resolution may otherwise direct) 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Act) as may be agreed upon between the board and such member.


                               FORFEITURE AND SURRENDER

22.    NOTICE REQUIRING PAYMENT OF CALL
If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable, the board may give to the person from whom it is due not less than fourteen clear days' notice in writing requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

23.    FORFEITURE FOR  NON-COMPLIANCE
If any such notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the board and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture. When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before the forfeiture the holder of the share, and an entry of such notice having been given and of the forfeiture with the date thereof shall forthwith be made in the register opposite the entry of the share; but no forfeiture shall be invalidated by any omission or neglect to give such notice or to make such entries.

24.    SALE OF FORFEITED SHARES
Subject to the provisions of the Companies Acts, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the board determines, either to the person who was before the forfeiture the holder or to any other person, and at any time before sale, re-allotment or other disposal, the forfeiture may be cancelled on such terms as the board thinks fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the board may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration given for the share on its disposal and may register the transferee as holder of the share.

25.    LIABILITY FOLLOWING FORFEITURE
A person any of whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest thereon at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at such rate, not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Act) as the board may determine, from the date of forfeiture until payment, but the board may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

26.    SURRENDER
The board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

27.    EXTINCTION OF RIGHTS
The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the person whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Companies Acts given or imposed in the case of past members.

28.    EVIDENCE OF FORFEITURE
A statutory declaration by a director or the secretary that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity in, or invalidity of, the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.

                                  TRANSFER OF SHARES

29.    FORM AND EXECUTION OF TRANSFER
The instrument of transfer of a share may be in any usual form or in any other form which the board may approve and shall be signed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

30.    RESTRICTIONS ON TRANSFER
Subject to Article 32 The board may, in its absolute discretion and without giving any reason, refuse to register the transfer of a share which is not fully paid, or does not otherwise comply with the provisions of Articles 31 or 32.

31.    REGISTRATION OF TRANSFER
The directors must register the transfer of a share which is fully paid and which:

(a) is lodged at the office or such other place as the directors may reasonably appoint, is duly stamped and is accompanied by the certificate for the shares to which it relates or such other evidence as the board may reasonably require to show the right of transferor to make the transfer;

(b)    is in respect of only one class of shares; and

(c)    is in favour of not more than four transferees.

32.    TRANSFERS TO SECURED INSTITUTIONS
Notwithstanding anything contained in these Articles, the directors shall not decline to and shall promptly register any transfer of shares, and they may not suspend registration thereof where such transfer:

(a) is to any bank or institution to which such shares have been charged by way of security, whether as agent and trustee for a group of banks or institutions or otherwise or to any nominee or transferee of such a bank or institution (a "Secured Institution"); or

(b) is delivered to the Company for registration by a Secured Institution or its nominee in order to perfect its security over the shares; or

(c) is executed by a Secured Institution or its nominee pursuant to the power of sale or other power under such security,

and furthermore notwithstanding anything to the contrary contained in these Articles no transferor of any shares in the Company or proposed transferor of such shares to a Secured

Institution or its nominee and no Secured Institution or its nominee shall be required to offer the shares which are or are to be the subject of any transfer aforesaid to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under the Articles of Association or otherwise howsoever to require such shares to be transferred to them whether for consideration or not.

33.    NOTICE OF REFUSAL TO REGISTER
If the board refuses to register the transfer, it shall within 30 days after the date on which the instrument of transfer was lodged with the Company send to the transferee notice of the refusal.

34.    NO FEE PAYABLE ON REGISTRATION
No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

35.    RETENTION OF TRANSFERS
The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the board refuses to register shall be returned to the person lodging it when notice of the refusal is given.


                                TRANSMISSION OF SHARES

36.    TRANSMISSION
If a member dies the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest; but nothing herein contained shall release the estate of a deceased member (whether a sole or joint holder) from any liability in respect of any share held by him.

37.    ELECTIONS FOLLOWING TRANSMISSION
A person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law may, upon such evidence being produced as the board may properly require as to his entitlement, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another person registered, he shall execute an instrument of transfer of the share to that person. All the provisions of these Articles relating to the transfer of shares shall apply to any such notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

The board may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within sixty days the board may thereafter withhold payment of all dividends or other moneys payable in respect of the share until the requirements of the notice have been complied with.

38.    RIGHTS OF PERSONS ENTITLED BY TRANSMISSION
A person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law shall, upon such evidence being produced as the board may properly require as to his entitlement and subject to the requirements of Article 37, have the same rights in relation to the share as he would have had if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, but he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of or to attend or vote at any meeting of the Company or to receive notice of or to attend or vote at any separate meeting of the holders of any class of shares in the Company.

                             ALTERATION OF SHARE CAPITAL

39.    ALTERATIONS PERMITTED BY ORDINARY RESOLUTION
The Company may by ordinary resolution:

(a) increase its share capital by such sum to be divided into shares of such amount as the resolution prescribes;

(b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c) subject to the provisions of the Companies Acts, sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum and the resolution may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others; and

(d) cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

40.    NEW SHARES SUBJECT TO THESE ARTICLES
All new shares shall be subject to the provisions of these Articles with reference to payment of calls, lien, forfeiture, transfer, transmission and otherwise, and, unless otherwise provided by these Articles, by the resolution creating the new shares or by the conditions of issue, the new shares shall be unclassified shares.

41.    FRACTIONS ARISING
Whenever as a result of a consolidation or sub-division of shares any fractions arise, the board may settle the matter in any manner it deems fit and in particular may sell shares representing fractions to which any members would otherwise become entitled to any person (including, subject to the provisions of the Companies Acts, the Company) and distribute the net proceeds of sale in due proportion among those members, and the board may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in relation to the sale.

42.    POWER TO REDUCE CAPITAL
Subject to the provisions of the Companies Acts, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.

                                PURCHASE OF OWN SHARES

43.    POWER TO PURCHASE OWN SHARES
Subject to and in accordance with the provisions of the Companies Acts and without prejudice to any relevant special rights attached to any class of shares, the Company may purchase any of its own shares of any class (including redeemable shares) and, if it is a private company, make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the company or the proceeds of a fresh issue of shares, at any price (whether at par or above or below par), and so that any shares to be so purchased may be selected in any manner whatsoever. Every contract for the purchase of, or under which the Company may become entitled or obliged to purchase, shares in the Company shall be authorised by such resolution of the Company as may be required by the Companies Acts and by an extraordinary resolution passed at a separate general meeting of the holders of each class of shares (if any) which, at the date on which the contract is authorised by the Company in general meeting, entitle them, either immediately or at any time later on, to convert all or any of the shares of that class held by them into equity share capital of the Company.


                                   GENERAL MEETINGS

44.    TYPES OF GENERAL MEETING
All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

45.    ANNUAL GENERAL MEETINGS
The board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Act.

46.    CLASS MEETINGS
All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(a) the necessary quorum shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class or, at any adjourned meeting of such holders, one holder present in person or by proxy, whatever the amount of his holding, who shall be deemed to constitute a meeting; and

(b) any holder of shares of the class present in person or by proxy may demand a poll; and

(c) each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

47.    CONVENING GENERAL MEETINGS
Subject to the provisions of Article 48, the board may call general meetings whenever and at such times and places as it shall determine and, on the requisition of members pursuant to the provisions of the Companies Acts, shall forthwith proceed to convene an extraordinary general meeting in accordance with the requirements of the Companies Acts. If there are not within the United Kingdom sufficient directors to call a general meeting, any director or any member of the Company may call a general meeting.

                              NOTICE OF GENERAL MEETINGS

48.    PERIOD OF NOTICE
An annual general meeting and an extraordinary general meeting called for the passing of a special resolution, elective resolution or a resolution appointing a person as a director shall be called by at least twenty-one clear days' notice. All other extraordinary general meetings shall be called by at least fourteen clear days' notice but a general meeting may be called by shorter notice if it is so agreed:

(a) in the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

(b) in the case of any other meeting by a majority in number of the members having a right to attend and vote being a majority together holding not less than ninety-five per cent. in nominal value of the shares giving that right.

49.    PROVISION OF NOTICE
Subject to the provisions of these Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a share in consequence of the death or bankruptcy of a member, to each of the directors, to the auditors for the time being of the Company and if required under the Companies Acts, the former auditors of the Company.

50.    CONTENTS OF NOTICE
The notice shall specify the time and place of the meeting and, in the case of special business, the general nature of such business. All business shall be deemed special that is transacted at an extraordinary general meeting and also all business that is transacted at an annual general meeting with the exception of:-

(a)    the declaration of dividends;

(b) the consideration and adoption of the accounts and balance sheet and the reports of the directors and auditors and other documents required to be annexed to the accounts;

(c)    the appointment and re-appointment of directors;

(d) the appointment of auditors where special notice of the resolution for such appointment is not required by the Companies Acts; and

(e) the fixing of, or the determining of the method of fixing, the remuneration of the directors and/or auditors.

The notice shall, in the case of an annual general meeting, specify the meeting as such, and, in the case of a meeting to pass a special, extraordinary or elective resolution, specify the intention to propose the resolution as a special, extraordinary, or elective resolution, as the case may be.

The notice shall state with reasonable prominence that a member entitled to attend and vote at the meeting being called is entitled to appoint one or more proxies to attend and vote instead of him, and that a proxy need not also be a member.

51.    ACCIDENTAL OMISSION TO GIVE NOTICE
The accidental omission to give notice of a meeting to any person entitled to receive the same, or the non-receipt of a notice of meeting by any such person, shall not invalidate the proceedings at that meeting.


                           PROCEEDINGS AT GENERAL MEETINGS

52.    QUORUM
No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Articles, one person, if and for so long as the Company has only one member, and one person being a member and being a proxy for a member or two persons, if and for so long as the Company has two or more members, entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum.

53.    IF QUORUM NOT PRESENT
If such a quorum is not present within five minutes (or such longer time not exceeding thirty minutes as the chairman of the meeting may decide to wait) from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such time and place as the chairman of the meeting may determine. If at the adjourned meeting a quorum is not present within fifteen minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

54.    CHAIRMAN
The chairman, if any, of the board or, in his absence, any deputy chairman of the Company or, in his absence, some other director nominated by the board, shall preside as chairman of the meeting, but if neither the chairman, deputy chairman nor such other director (if any) is present within five minutes after the time appointed for holding the meeting or is not willing to act as chairman, the directors present shall elect one of their number to be chairman. If there is only one director present and willing to act, he shall be chairman. If no director is willing to act as chairman, or if no director is present within five minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of their number to be chairman.

55.    DIRECTORS ENTITLED TO SPEAK
A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

56.    ADJOURNMENTS
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place.
When a meeting is adjourned for thirty days or more or for an indefinite period, at least seven Clear days' notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

57.    AMENDMENTS TO RESOLUTIONS
If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted upon. In the case of a resolution duly proposed as a special or extraordinary resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

58.    METHODS OF VOTING
A resolution put to the vote of a general meeting shall be decided on a show of hands unless, before or on the declaration of the result of a vote on the show of hands or on the withdrawal of any other demand for a poll, a poll is duly demanded. Subject to the provisions of the Companies Acts, a poll may be demanded by:

(a)    the chairman of the meeting;  or

(b) at least two members present in person or by proxy having the right to vote at the meeting; or

(c) any member or members present in person or by proxy representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d) any member or members present in person or by proxy holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right, and a demand by a person as proxy for a member shall be the same as a demand by the member.

59.    DECLARATION OF RESULT
Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

60.    WITHDRAWAL OF DEMAND FOR POLL
The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other member entitled may demand a poll.

61.    CONDUCT OF POLL
A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

62.    CHAIRMAN'S CASTING VOTE
In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall not be entitled to a casting vote in addition to any other vote he may have.

63.    WHEN POLL TO BE TAKEN
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairman directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

64.    NOTICE OF POLL
No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days' notice shall be given specifying the time and place at which the poll is to be taken.

65.    EFFECTIVENESS OF SPECIAL AND EXTRAORDINARY RESOLUTIONS
Where for any purpose an ordinary resolution of the Company is required, a special or extraordinary resolution shall also be effective and where for any purpose an extraordinary resolution is required a special resolution shall also be effective.

66.    RESOLUTIONS IN WRITING
Subject to the provisions of the Companies Acts, a resolution in writing executed by or on behalf of each member who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present shall be as effectual as if it had been passed at a general meeting properly convened and held and may consist of several instruments in the like form each executed by or on behalf of one or more of the members.


                                   VOTES OF MEMBERS

67.    RIGHT TO VOTE
Subject to any rights or restrictions attached to any shares, on a show of hands every member who is present in person or by proxy shall have one vote and on a poll every member present in person or by proxy shall have one vote for every share of which he is the holder.

68.    VOTES OF JOINT HOLDERS
In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the register.

69.    MEMBER UNDER INCAPACITY
A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his receiver, curator bonis or other person authorised in that behalf appointed by that court or official, and any such receiver, curator bonis or other person may, on a poll, vote by proxy. Evidence to the satisfaction of the board of the authority of the person claiming to exercise the right to vote shall be deposited at the office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

70.    CALLS IN ARREARS
No member shall be entitled to vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

71.    OBJECTION TO VOTING
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting or poll at which the vote objected to is tendered, and every vote not disallowed at such meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.


72.    SUPPLEMENTARY PROVISIONS ON VOTING
On a poll votes may be given either personally or by proxy. A member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.


                     PROXIES AND CORPORATE REPRESENTATIVES

73.    APPOINTMENT OF PROXY
An instrument appointing a proxy shall be in writing under the hand of the appointor or his attorney or, if the appointor is a corporation, either under its common seal or the hand of a duly authorised officer, attorney or other person authorised to sign it.

74.    FORM OF PROXY - STANDARD
The instrument appointing a proxy shall be executed by or on behalf of the appointer and shall be in the following form (or in a form as near thereto as circumstances allow or in any other form which is usual or which the directors may approve):

       "______________________ Limited

       I/We, _____ _____ , of _____ _____ _____ being a member/members of the above-named company, hereby appoint _____ _____ of _____ _____ _____, or failing him, _____ _____ of _____ _____ _____, as my/our proxy to vote in my/our names[s] and on my/our behalf at the annual/extraordinary general meeting of the company to be held on _____ _____ 19__, and at any adjournment thereof.

       Signed on _____ _____ 19__."

75.    FORM OF PROXY - EACH WAY
Where it is desired to afford members an opportunity of instructing the proxy how he shall act the instrument appointing a proxy shall be in the following form (or in a form as near thereto as circumstances allow or in any other form which is usual or which the directors may approve):

       "_____________________ Limited

       I/We, _____ _____ , of _____ _____ _____ being a member/members of the above-named company, hereby appoint _____ _____ of _____ _____ _____, or failing him, _____ _____ of _____ _____ _____, as my/our proxy to vote in my/our names[s] and on my/our behalf at the annual/extraordinary general meeting of the company to be held on _____ _____ 19__, and at any adjournment thereof.

       Signed on _____ _____ 19__."

       This form is to be used in respect of the resolutions mentioned below as follows:

       Resolution No.1 *for*against

       Resolution No.2 *for*against.

       *Strike out whichever is not desired.

       Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting.

       Signed on _____ _____ 19__."

76.    VOTING BY APPOINTOR
Delivery of an instrument appointing a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion.

77.    DELIVERY OF FORM OF PROXY
The instrument appointing a proxy and any power of attorney or other written authority under which it is executed or an office or notarially certified copy or a copy certified in accordance with the Powers of Attorney Act 1971 of such power or written authority shall be deposited at the office or at such other place within the United Kingdom as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote and an instrument of proxy which is not deposited or delivered in a manner so permitted shall be invalid. No instrument of proxy shall be valid after the expiration of twelve months from the date stated in it as the date of its execution. When two or more valid but differing instruments of proxy are delivered in respect of the same share for use at the same meeting, the one which was delivered last (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the others as regards that share; if the Company is unable to determine which was delivered last, none of them shall be treated as valid in respect of that share.

78.    VALIDITY OF FORM OF PROXY
The instrument of proxy shall, unless the contrary is stated in it, be deemed to confer authority to vote as the proxy thinks fit on any amendment of a resolution put to the meeting for which the proxy is given and on any resolution put to the meeting, whether or not notice of such resolution was given in the notice of meeting. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

79.    CORPORATE REPRESENTATIVES
Any corporation or corporation sole which is a member of the Company may (in the case of a corporation, by resolution of its directors or other governing body or by authority to be given under seal or under the hand of an officer duly authorised by it) authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any separate meeting of the holders of any class of shares. A person so authorised shall be entitled to exercise the same power on behalf of the grantor of the authority as the grantor could exercise if it were an individual member of the Company and the grantor shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it.

80.    REVOCATION OF AUTHORITY
A vote given or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.


                              NUMBER OF DIRECTORS

81.    LIMITS ON NUMBER OF DIRECTORS
Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall be not less than one but shall not be subject to any maximum in number. Wheresoever the minimum number of directors shall be one, a sole director shall have authority to exercise all the powers and discretions by the Act and/or by these expressed to be vested in the directors generally.


                    APPOINTMENT AND RETIREMENT OF DIRECTORS

82.    NO RETIREMENT BY ROTATION
The directors shall not be required to retire by rotation.

83.    ELIGIBILITY FOR ELECTION
No person shall be appointed a director at any general meeting unless:

(a)    he is recommended by the board; or

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

(b) not less than six nor more than thirty-five Clear days before the date appointed for the meeting, notice executed by a member qualified to vote at the meeting (not being the person to be proposed) has been given to the Company of the intention to propose that person for appointment stating the particulars which would, if he were so appointed or reappointed, be required to be included in the Company's register of directors, together with notice executed by that person of his willingness to be appointed.

84.    NOTICE
Not less than seven nor more than twenty-eight clear days before the date appointed for holding a general meeting notice shall be given to all who are entitled to receive notice of the meeting of any person who is recommended by the directors for appointment as a director at the meeting or in respect of whom notice has been duly given to the company of the intention to propose him at the meeting for appointment or reappointment as a director. The notice shall give the particulars of that person which would, if he were so appointed, be required to be included in the company's register of directors.

85.    ADDITIONAL POWERS OF THE COMPANY
Subject as aforesaid, the Company may appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director:

(a) by ordinary resolution of the members in general meeting; or

(b) by notice in writing left at the registered office.

86.    APPOINTMENT BY BOARD
The board may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed the number, if any, fixed by or in accordance with these Articles as the maximum number of directors. A director so appointed shall hold office only until the next following annual general meeting. If not reappointed at such annual general meeting, he shall vacate office at the conclusion thereof.

87.    AGE LIMIT
No person shall be disqualified from being appointed or reappointed a director, and no director shall be required to vacate that office, by reason only of the fact that he has attained the age of seventy years or any other age nor shall it be necessary by reason of his age to give special notice under the Companies Acts of any resolution. Where the board convenes any general meeting of the Company at which (to the knowledge of the board) a director will be proposed for appointment or reappointment who at the date for which the meeting is convened will have attained the age of seventy years or more, the board shall give notice of his age in years in the notice convening the meeting or in any document accompanying the notice, but the accidental omission to do so shall not invalidate any proceedings, or any appointment or reappointment of that director, at that meeting.

88.    NO SHARE QUALIFICATION
A director shall not be required to hold any shares of the Company by way of qualification.

                              ALTERNATE DIRECTORS

89.    POWER TO APPOINT ALTERNATES
Any director (other than an alternate director) may appoint any other director, or any other person approved by resolution of the board and willing to act, to be an alternate director and may remove from office an alternate director so appointed by him.

90.    ALTERNATES ENTITLED TO RECEIVE NOTICE
An alternate director shall be entitled to receive notice of all meetings of the board and of all meetings of committees of the board of which his appointor is a member, to attend and vote at any such meeting at which his appointor is not personally present, and generally to perform all the functions of his appointor (except as regards power to appoint an alternate) as a director in his absence. It shall not be necessary to give notice of such a meeting to an alternate director who is absent from the United Kingdom.

91.    ALTERNATES REPRESENTING MORE THAN ONE DIRECTOR
A director or any other person may act as alternate director to represent more than one director, and an alternate director shall be entitled at meetings of the board or any committee of the board to one vote for every director whom he represents (and who is not present) in addition to his own vote (if any) as a director, but he shall count as only one for the purpose of determining whether a quorum is present.

92.    EXPENSES AND REMUNERATION OF ALTERNATES
An alternate director may be repaid by the Company such expenses as might properly have been repaid to him if he had been a director but shall not in respect of his services as an alternate director be entitled to receive any remuneration from the Company [except such part (if any) of the remuneration otherwise payable to his appointer as such appointer may by notice in writing to the Company from time to time direct]. An alternate director shall be entitled to be indemnified by the Company to the same extent as if he were a director.

93.    TERMINATION OF APPOINTMENT
An alternate director shall cease to be an alternate director:

(a) if his appointor ceases to be a director; but, if a director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate director made by him which was in force immediately prior to his retirement shall continue after his reappointment;

(b) on the happening of any event which, if he were a director, would cause him to vacate his office as director; or

(c)    if he resigns his office by notice to the Company.

94.    METHOD OF APPOINTMENT AND REVOCATION
Any appointment or removal of an alternate director shall be by notice to the Company signed by the director making or revoking the appointment and shall take effect in accordance with the terms of the notice (subject to any approval required by Article 89) upon receipt of such notice at the office.

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

95.    ALTERNATE NOT AN AGENT OF APPOINTOR
Save as otherwise expressly provided in these Articles, an alternate director shall be deemed for all purposes to be a director and, accordingly, except where the context otherwise requires, references to a director shall be deemed to include a reference to an alternate director. An alternate director shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the director appointing him.


                              POWERS OF THE BOARD

96.    BUSINESS TO BE MANAGED BY BOARD
Subject to the provisions of the Companies Acts, the Memorandum and these Articles and to any directions given by special resolution, the business of the Company shall be managed by the board which may pay all expenses incurred in forming and registering the Company and may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the board by these Articles and a meeting of the board at which a quorum is present may exercise all powers exercisable by the board.


                       DELEGATION OF POWERS OF THE BOARD

97.    COMMITTEES OF THE BOARD
The board may delegate any of its powers to any committee consisting of one or more directors. The board may also delegate to any director holding any executive office such of its powers as the board considers desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the board may specify, and may be revoked or altered. The board may co-opt on to any such committee persons other than directors, who may enjoy voting rights in the committee. The co-opted members shall be less than one-half of the total membership of the committee and a resolution of any committee shall be effective only if a majority of the members present are directors. Subject to any conditions imposed by the board, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of directors so far as they are capable of applying.

98.    AGENTS
The board may, by power of attorney or otherwise, appoint any person or persons to be the agent or agents of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the board) and on such conditions as the board determines, including authority for the agent or agents to delegate all or any of his or their powers, authorities and discretions, and may revoke or vary such delegation.

99.    OFFICES INCLUDING THE TITLE "DIRECTOR"
The board may appoint any person to any office or employment having a designation or title including the word "director" or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word "director" in the designation or title of any such office or employment shall not imply that the holder is a director of the Company, nor shall the holder thereby be empowered in any respect to act as, or be deemed to be, a director of the Company for any of the purposes of these Articles.

                   DISQUALIFICATION AND REMOVAL OF DIRECTORS

100.   DISQUALIFICATION
The office of a director shall be vacated if:

(a) he ceases to be a director by virtue of any provisions of the Companies Acts or these Articles or he becomes prohibited by law from being a director; or

(b) he becomes bankrupt or makes any arrangement or composition with his creditors generally or shall apply to the court for an interim order under section 253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that Act; or

(c)    he is, or may be, suffering from mental disorder and either:

       (i) he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1960; or

       (ii) an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

(d) (not being a director holding office as such for a fixed term) he resigns his office by notice to the Company; or

(e) he shall for more than six consecutive months have been absent without permission of the board from meetings of the board held during that period and his alternate director (if any) shall not during such period have attended in his stead and the board resolves that his office be vacated.

101.   POWER OF COMPANY TO REMOVE DIRECTOR
Subject to the provisions of the Companies Acts a director may be removed from office forthwith by:-

       (a) (and notwithstanding any provision of these Articles or of any agreement between the Company and such director but without prejudice to any claim he may have for damages for breach of any such agreement) ordinary resolution of the members of the Company passed at a general meeting of which special notice has been given;

       (b)    written resolution of the members of the Company; or

       (c) notice in writing left at the registered office of the Company and signed by the holder(s) of not less than 75% of the voting rights attaching to the shares for the time being issued.


                    REMUNERATION OF NON-EXECUTIVE DIRECTORS

102.   ORDINARY REMUNERATION
The ordinary remuneration of the directors who do not hold executive office for their services (excluding amounts payable under any other provision of these Articles) shall not exceed in aggregate L10,000 per annum or such higher amount as the Company may from time to time by ordinary resolution determine. Subject thereto, each such director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the board.

103.   ADDITIONAL REMUNERATION FOR SPECIAL SERVICES
Any director who does not hold executive office and who serves on any committee of the directors, by the request of the board goes or resides abroad for any purpose of the Company or otherwise performs special services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may (without prejudice to the provisions of Article 102) be paid such extra remuneration by way of salary, commission or otherwise as the board may determine.


                              DIRECTORS' EXPENSES

104.   DIRECTORS MAY BE PAID EXPENSES
The directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of the board or committees of the board or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.


                              EXECUTIVE DIRECTORS

105.   APPOINTMENT TO EXECUTIVE OFFICE
Subject to the provisions of the Companies Acts, the board may appoint one or more of its body to be the holder of any executive office (except that of auditor) under the Company and may enter into an agreement or arrangement with any director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms, including terms as to remuneration, as the board determines, and any remuneration which is so determined may be in addition to or in lieu of any ordinary remuneration as a director. The board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company by reason thereof.

106.   TERMINATION OF APPOINTMENT TO EXECUTIVE OFFICE
Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any rights or claims which he may have against the Company by reason of such cesser. A director appointed to an executive office shall not ipso facto cease to be a director if his appointment to such executive office terminates.

107.   EMOLUMENTS TO BE DETERMINED BY THE BOARD
The emoluments of any director holding executive office for his services as such shall be determined by the board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.


                              DIRECTORS' INTERESTS

108.   DIRECTORS MAY CONTRACT WITH THE COMPANY
Subject to the provisions of the Companies Acts, and provided that he has disclosed to the board the nature and extent of any material interest of his, a director notwithstanding his office:

(a) may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b) may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director;

(c) may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(d) shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

109.   NOTIFICATION OF INTERESTS
For the purposes of Article 108:

(a) a general notice given to the board that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

(b) an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

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

110.   EXERCISE BY COMPANY OF VOTING RIGHTS
The board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including the exercise thereof in favour of any resolution appointing its members or any of them directors of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).


                         GRATUITIES, PENSIONS AND INSURANCE

111.   GRATUITIES AND PENSIONS
The board may (by establishment of or maintenance of schemes or otherwise) provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

112.   INSURANCE
Without prejudice to the provisions of Article 154, the board shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers, or employees or auditors of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund or employee share scheme in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking, pension fund or employee share scheme.

113.   DIRECTORS NOT LIABLE TO ACCOUNT
No director or former director shall be accountable to the Company or the members for any benefit provided pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.


                            PROCEEDINGS OF DIRECTORS

114.   CONVENING MEETINGS
Subject to the provisions of these Articles, the board may regulate its proceedings as it thinks fit. A director may, and the secretary at the request of a director shall, call a meeting of the board. Notice of a board meeting shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent in writing to him at his last known address or any other address given by him to the Company for this purpose. Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. Any director may waive notice of a meeting and any such waiver may be retrospective.

115.   QUORUM
The quorum for the transaction of the business of the board may be fixed by the board and unless so fixed at any other number shall be two. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum. Any director who ceases to be a director at a board meeting may continue to be present and to act as a director and be counted in the quorum until the termination of the board meeting if no director objects.

116.   POWERS OF DIRECTORS IF NUMBER FALLS BELOW MINIMUM
The continuing directors or a sole continuing director may act notwithstanding any vacancies in their number, but, if the number of directors is less than the number fixed as the minimum, the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting.

117.   CHAIRMAN AND DEPUTY CHAIRMAN
The board may appoint one of their number to be the chairman, and one of their number to be the deputy chairman, of the board and may at any time remove either of them from such office. Unless he is unwilling to do so, the director appointed as chairman, or in his stead the director appointed as deputy chairman, shall preside at every meeting of the board at which he is present.
If there is no director holding either of those offices, or if neither the chairman nor the deputy chairman is willing to preside or neither of them is present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

118.   VALIDITY OF ACTS OF THE BOARD
All acts done by a meeting of the board, or of a committee of the board, or by a person acting as a director or alternate director, shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or any member of the committee or alternate director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director or, as the case may be, an alternate director and had been entitled to vote.

119.   RESOLUTIONS IN WRITING
A resolution in writing signed by all the directors entitled to receive notice of a meeting of the board or of a committee of the board (not being less than the number of directors required to form a quorum of the board) shall be as valid and effectual as if it had been passed at a meeting of the board or (as the case may be) a committee of the board duly convened and held and for this purpose:

(a) a resolution may consist of several documents to the same effect each signed by one or more directors;

(b) a resolution signed by an alternate director on behalf of his appointor need not also be signed by his appointor; and

(c) a resolution signed by a director who has appointed an alternate director need not also be signed by the alternate director in that capacity.

120.   MEETINGS BY TELEPHONE, ETC.
Without prejudice to the first sentence of Article 115, a meeting of the board or of a committee of the board may consist of a conference between directors who are not all in one place, but of whom each is able (directly by telephonic communication, video link or via the internet) to speak to each of the others, and to be heard by each of the others simultaneously. A director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating in the conference is assembled, or, if there is no such group, where the chairman of the meeting then is. The word MEETING in these Articles shall be construed accordingly.

121.   DIRECTORS' POWER TO VOTE ON CONTRACTS IN WHICH THEY ARE INTERESTED
Save as otherwise provided by these Articles, a director may vote at a meeting of the board or a committee of the board on any resolution of the board concerning a matter in which he has, directly or indirectly, any kind of interest whatsoever, and if he shall vote on any such resolution as aforesaid his vote shall be counted; and in relation to any such vote as aforesaid he shall (whether or not he shall vote on the same) be taken into account in the quorum present at the meeting.

122.   EXCLUSION OF DIRECTOR FROM QUORUM
A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

123.   AMENDMENT OF RESTRICTIONS ON VOTING
The Company may by ordinary resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a director from voting at a meeting of the board or of a committee of the board, or ratify any transaction not duly authorised by reason of a contravention of any such provision.

124.   DIVISION OF PROPOSALS
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and in such cases each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

125.   DECISION OF CHAIRMAN FINAL AND CONCLUSIVE
If a question arises at a meeting of the board or of a committee of the board as to the entitlement of a director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the nature and extent of the interests of the chairman have not been fairly disclosed.

                                   SECRETARY

126.   APPOINTMENT AND REMOVAL OF SECRETARY
Subject to the provisions of the Companies Acts, the secretary shall be appointed by the board for such term, at such remuneration and upon such conditions as it may think fit; and any secretary so appointed may be removed by the board, but without prejudice to any claim for damages for breach of any contract of service between him and the Company.


                                    MINUTES

127.   MINUTES REQUIRED TO BE KEPT
The board shall cause minutes to be made in books kept for the purpose:

(a)    of all appointments of officers made by the board; and

(b) of all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the board, and of committees of the board, including the names of the directors present at each such meeting.

Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.


                                    THE SEAL

128.   AUTHORITY REQUIRED FOR USE OF SEAL
The seal shall only be used by the authority of a resolution of the board or of a committee of the board. The board may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by at least one director and the secretary or by at least two directors.

129.   OFFICIAL SEAL FOR USE ABROAD
The company may exercise the powers conferred by section 39 of the Act with regard to having an official seal for use abroad.

130.   EXECUTION OF INSTRUMENT AS A DEED UNDER HAND
Where the Act so permits, any instrument signed, with the authority of a resolution of the board or of a committee of the board, by one director and the secretary or by two directors and expressed to be executed by the Company as a deed shall have the same effect as if executed under the seal, provided that no instrument which makes it clear on its face that it is intended by the persons making it to have effect as a deed shall be signed without the authority of the board.

131.   DELIVERY OF DEEDS
A document which is executed by the Company as a deed shall not be deemed to be delivered by the Company solely as a result of its having been executed by the Company.

                                 CERTIFICATION

132.   CERTIFIED COPIES
Any director or the secretary or any person appointed by the board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the holders of any class of shares of the Company or the board or any committee of the board, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts. A document purporting to be a copy of a resolution, or the minutes of or an extract from the minutes of a meeting of the Company or the holders of any class of shares of the Company or of the board or any committee of the board that is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.


                                   DIVIDENDS

133.   DECLARATION OF DIVIDENDS
Subject to the provisions of the Companies Acts, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the board.

134.   INTERIM DIVIDENDS
Subject to the provisions of the Companies Acts, the board may declare and pay interim dividends if it appears to the board that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the board may declare and pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be declared or paid on shares carrying deferred or non-preferred rights if, at the time of declaration or payment, any preferential dividend is in arrear. The board may also declare and pay at intervals settled by it any dividend payable at a fixed rate if it appears to the board that the profits available for distribution justify the payment. Provided the board acts in good faith it shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the declaration or lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

135.   APPORTIONMENT OF DIVIDENDS
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid; but no amount paid on a share in advance of the date on which a call is payable shall be treated for the purposes of this Article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

136.   DIVIDENDS IN SPECIE
A general meeting declaring a dividend may, upon the recommendation of the board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other body corporate, and, where any difficulty arises in regard to the distribution, the board may settle the same as it thinks fit and in particular may issue fractional certificates or authorise any person to sell and transfer any fractions or disregard fractions altogether, and may fix the value for distribution of any assets and may determine that cash shall be paid to any member upon the footing of the value so fixed in order to adjust the rights of members and may vest any assets in trustees.

137.   PERMITTED DEDUCTIONS
The board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share.

138.   PROCEDURE FOR PAYMENT
Any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent by post to the registered address of the holder or person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder or otherwise by operation of law, to the registered address of that one of those persons who is first named in the register or to such person and to such address as the person or persons entitled may in writing direct. Every such cheque or warrant shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and shall be sent at the risk of the person entitled, and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other money may also be paid by any other method (including direct debit, bank transfer and dividend warrant) which the board considers appropriate.

139.   INTEREST NOT PAYABLE
No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

140.   FORFEITURE OF UNCLAIMED DIVIDENDS
Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the board so resolves, be forfeited and cease to remain owing by the Company. The payment by the board of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee thereof.


                     CAPITALISATION OF PROFITS AND RESERVES

141.   POWER TO CAPITALISE
The board may with the authority of an ordinary resolution of the Company:

(a) subject as hereinafter provided, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or other fund, including the Company's share premium account and capital redemption reserve, if any;

(b) appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares, debentures or other obligations of the Company of a nominal amount equal to that sum, and allot the shares, debentures or other obligations credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other; but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c) make such provision by authorising the sale and transfer to any person of fractions to which any members would become entitled or may issue fractional certificates or may resolve that the distribution be made as nearly as practicable in the correct proportion but not exactly so or may ignore fractions altogether or resolve that cash payments be made to any members in order to adjust the rights of all parties or otherwise as (in each case) the board determines where shares or debentures become, or would otherwise become, distributable under this Article in fractions;

(d) authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for either:-

       (i) the allotment to such members respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled upon such capitalisation; or

       (ii) the payment up by the Company on behalf of such members (by the application thereto of their respective proportions of the profits resolved to be capitalised) of the amounts, or any part of the amounts, remaining unpaid on their existing shares, and any agreement made under such authority shall be binding on all such members; and

(e) generally do all acts and things required to give effect to such resolution as aforesaid.


                                  RECORD DATES

142.   RECORD DATES FOR DIVIDENDS, ETC.
Notwithstanding any other provision of these Articles, the Company or the board may fix any date as the record date for any dividend, distribution, allotment or issue, and such record date may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.


                                   ACCOUNTS

143.   RIGHTS TO INSPECT RECORDS
No member shall (as such) have any right of inspecting any accounting records or other book or document of the Company except as conferred by statute or authorised by the board or by ordinary resolution of the Company or order of a court of competent jurisdiction.

144.   DELIVERY OF BALANCE SHEETS AND PROFIT AND LOSS ACCOUNTS
A copy of every balance sheet and profit and loss account (including any documents required by law to be annexed thereto) which is to be laid before the Company in general meeting and of the directors' and auditors' reports shall, at least twenty-one days previously to the meeting, be delivered or sent by post to every member and to every debenture holder of the Company of whose address the Company is aware, and to every other person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Acts or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders, provided that the requirements of this Article shall be deemed satisfied in relation to any member by sending to such member, where permitted by the Companies Acts and instead of such copies, a summary financial statement derived from the Company's annual accounts and the report of the directors and prepared in the form and containing the information prescribed by the Companies Acts and any regulations made thereunder.


                                    NOTICES

145.   WHEN NOTICE REQUIRED TO BE IN WRITING
Any notice to be given to or by any person pursuant to these Articles shall be in writing except that a notice calling a meeting of the board need not be in writing.

146.   METHOD OF GIVING NOTICE
The Company may serve or deliver any notice or other document on or to a member either personally, by sending it by post in a prepaid envelope, or by facsimile or telex addressed to the member at his registered address or by leaving it at that address. In the case of joint holders of a share, all notices or other documents shall be served on or delivered to the joint holder whose name stands first in the register in respect of the joint holding and any notice or other document so served or delivered shall be deemed for all purposes sufficient service on or delivery to all the joint holders. A member whose registered address is not within the United Kingdom and who gives to the Company an address within the United Kingdom at which notices may be given to him shall be entitled to have notices given to him at that address, but otherwise:

(a)    no such members shall be entitled to receive any notice from the Company;
       and

(b) without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact given or purports to be given to such members shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

147.   DEEMED RECEIPT OF NOTICE
A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

148.   NOTICE TO PERSONS ENTITLED BY TRANSMISSION
A notice or other document may be served or delivered by the Company on or to the persons entitled by transmission to a share, whether in consequence of the death or bankruptcy of a member or otherwise by sending or delivering it, in any manner authorised by these Articles for the service or delivery of a notice or other document on or to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description at the address, if any, within the United Kingdom supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice or other document may be served or delivered in any manner in which it might have been served or delivered if the death or bankruptcy or other event giving rise to the transmission had not occurred.

149.   NOTICE TO PERSONS ENTITLED BY DEATH OR BANKRUPTCY
A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description at the address, if any, within the United Kingdom supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

150.   TRANSFEREES ETC. BOUND BY PRIOR NOTICE
Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register, has been duly given to a person from whom he derives his title.

151.   WHEN NOTICES DEEMED SERVED
Proof that an envelope containing a notice was properly addressed, prepaid and posted shall be conclusive evidence that the notice was given. A notice sent by post shall be deemed to be given:

(a) if sent by first class post from an address in the United Kingdom or another country to another address in the United Kingdom or, as the case may be, that other country, on the day following that on which the envelope containing it was posted;

(b) if sent by airmail from an address in the United Kingdom to an address outside the United Kingdom, on the day following that on which the envelope containing it was posted; and

(c) in any other case, on the second day following that on which the envelope containing it was posted.

A notice sent by facsimile transmission shall be deemed given at the time the notice is received.


                                   WINDING UP

152.   LIQUIDATOR MAY DISTRIBUTE IN SPECIE
If the Company is wound up, the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by the Insolvency Act 1986, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

153.   DISPOSAL OF ASSETS BY LIQUIDATOR
The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.


                                   INDEMNITY

154.   INDEMNITY TO DIRECTORS, OFFICERS, ETC.
Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution or discharge of his duties or the exercise of his powers or otherwise in relation thereto, including (but without limitation) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.


------------------------------------------------------------------------------
 NAME AND ADDRESS OF THE SUBSCRIBER(S)      SIGNATURE(S) OF THE SUBSCRIBER(S)
------------------------------------------------------------------------------

 NAME          Robert William Henry         Robert William Henry Pinson
 ADDRESS       Pinson
               91 Stewart Road
               Bournemouth
               (Engineer)



 NAME          Irene Winifred Pinson     Irene Winifred Pinson
 ADDRESS       91 Stewart Road
               Bournemouth
               (Secretary)

DATED this 16th day of April 1962


Witness to the above signature:    Arthur Liftball

Witness Signature:   Arthur Liftball

Witness Occupation:  Chartered Accountant

Witness Address:     14 Christchurch Road
                     Bournemouth